Exhibit 10.12

Privileged and Confidential

DATED 4th September 2007

BRASPETRO OIL SERVICES COMPANY - BRASOIL
as Option Holder

and

GOLAR WINTER UK LTD.
as Sub-Lessee

and

GOLAR LNG 2220 CORPORATION
as Lessee

and

LLOYDS TSB MARITIME LEASING (NO. 13) LIMITED
as Owner

and

GOLAR LNG LIMITED
as Lessee Parent

OPTION AGREEMENT

m.v. “GOLAR WINTER”

TABLE OF CONTENTS

1.	Definitions	2
2.	Grant of Option	8
3.	Option Price	9
4.	Exercise of Option	10
5.	Inspections	11
6.	Notices, Time and Place Of Delivery	11
7.	Spares and Bunkers	11
8.	Documentation	12
9.	Other Obligations	13
10.	Standstill Obligations	14
11.	Representations and Warranties	16
12.	Condition on Delivery	18
13.	Name/Markings	18
14.	Buyer’s Representatives	18
15.	Lessee Parent Guarantee	19
16.	Relationship of Parties	20
17.	Notices	20
18.	Governing Law	21
19.	Confidentiality	22
20.	Miscellaneous	23
SCHEDULE I DESCRIPTION OF VESSEL		27
SCHEDULE II FORM OF OPTION NOTICE		28
SCHEDULE III OPTION PRICE		30
SCHEDULE IV PROTOCOL OF DELIVERY AND ACCEPTANCE		31
SCHEDULE V TRANSACTION DOCUMENTS		32
SCHEDULE VI SUB-LESSEE GROUP		33
SCHEDULE VII NOTICE OF ASSIGNMENT		34
SCHEDULE VIII ACKNOWLEDGMENT		35

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) dated this 4th day of September 2007, executed as a deed, is made by and between:

(1)           BRASPETRO OIL SERVICES COMPANY - BRASOIL, a company incorporated in the Cayman Islands whose registered office is at 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman, Cayman Islands (“Option Holder”);

(2)           GOLAR WINTER UK LIMITED, a company incorporated in England and Wales whose registered office is at 30 Marsh Wall, London E14 9TP (“Sub-Lessee”);

(3)           GOLAR LNG 2220 CORPORATION, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 960960 (“Lessee”);

(4)           LLOYDS TSB MARITIME LEASING (No. 13) LIMITED, a company incorporated in England and Wales whose registered office is at 10 Gresham Street, London, EC2V 7AE (“Owner”); and

(5)           GOLAR LNG LIMITED, a company incorporated in Bermuda whose registered office is at Par-la-Ville Place, Second Floor, 14 Par-La-Ville Road, Hamilton HM08, Bermuda (“Lessee Parent”)

Option Holder, Lessee, Sub-Lessee, Owner and Lessee Parent are herein each individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS Owner is the registered owner of the Vessel on the date hereof;

WHEREAS pursuant to the Lease, Owner has agreed to lease the Vessel to Lessee and Lessee has agreed to lease the Vessel from Owner on the terms and conditions contained in the Lease;

WHEREAS clause 3.4 of the Lease provides that Lessee may terminate the Lease Period at any time on the terms set out therein, clause 3.5 of the Lease provides that in specified circumstances, including following a notice to terminate the Lease Period in accordance with clause 3.4 of the Lease, the Owner shall sell the Vessel and clause 3.7 of the Lease provides that the Lessee is appointed by the Owner as its sales agent for the purpose of negotiating a sale of the Vessel on the terms specified in that clause;

WHEREAS pursuant to the Sub-Lease, Lessee has agreed to sub-charter the Vessel to Sub-Lessee and Sub-Lessee has agreed to sub-charter the Vessel from Lessee on the terms and conditions contained in the Sub-Lease;

WHEREAS Option Holder wishes to have, and Lessee wishes to grant to Option Holder, an Option in respect of the Vessel during the Option Period on the terms and conditions contained herein;

WHEREAS Lessee Parent is the parent of Lessee and Sub-Lessee; and

WHEREAS the Parties intend that this Agreement shall control the rights and obligations of the Parties under the Applicable Agreements and any other agreements between any of the Parties in relation to the transfer of title to the Vessel from the Owner to the Buyer as contemplated by this Agreement.

NOW, THEREFORE the Parties agree as follows:

1.                                       Definitions

1.1                                 Each of the following capitalised terms shall, for all purposes of this Agreement, have the respective meaning set forth below.

“Additional Request” has the meaning set forth in Clause 8.4.

“Affiliate” means, with respect to any Party, a Person that controls, is controlled by, or is under common control with, such Party. For purposes of this definition, the term “control” means the beneficial ownership of fifty percent (50%) or more of the voting shares of a company or other entity or of the equivalent rights to determine the decisions of such a company or other entity.

“Applicable Agreements” means, without duplication, each of the Existing Agreements and Transaction Documents and each other agreement entered into between one or more of the Parties in relation to the sale or transfer of title to the Vessel.

“Buyer” means Option Holder or any other Person nominated by Option Holder in the Option Notice (but excluding any entity referred to in clauses 3.7(a)(i) and (ii) of the Lease).

“Charter” means the Time Charter Party in respect of the Vessel between Sub-Lessee (as “Owner” thereunder) and Charterer dated the date hereof.

“Charterer” means Petróleo Brasiliero S.A.

“Charter Documents” means the Charter and the OSA.

“Classification Society” or “Class” means the Society referred to in Schedule I or equivalent of any International Association of Classification Societies (IACS) member.

“Completion Date” has the meaning set forth in Clause 6.2.

“Confidential Information” means the terms and conditions of this Agreement and the Charter Documents and any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with this Agreement, or the Charter Documents that are disclosed directly or indirectly by or on behalf of the disclosing party or any of its representatives or agents (the “Disclosing Party”) to the receiving party or any of its representatives or agents (the “Receiving Party”), whether such information is disclosed orally or in writing.

“Contractor” means Golar Serviços de Operaçâo de Embarcaôes Ltda.

“Customer” means Petróleo Brasiliero S.A.

“Damages” means collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, penalties, actions, suits, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs and expenses) but excluding loss of future profits.

“Delivery Date” means the date on which the Vessel is accepted from Sub-Lessee by Charterer under the Charter, as evidenced by the execution of a certificate of acceptance by such parties pursuant to the Charter.

“Delta Amount” means the amount, if any, in United States Dollars by which the Required Amount exceeds the Option Price (which amount, if a negative number, shall be deemed to be zero).

“Encumbrance”  means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, preferential right, option, title retention or trust arrangement or security interest or other encumbrance of any kind which has the effect of creating security or payment priority.

“Enforcement Event” means the occurrence of any event that would permit any of the Parties (other than Option Holder or Buyer) to exercise any Enforcement Rights.

“Enforcement Rights” means any right of any Party (other than Option Holder or Buyer) under any Applicable Agreement which, if exercised, would prohibit or otherwise prevent (i) Option Holder (or Buyer) from exercising its rights under this Agreement or (ii) Owner from transferring all its right, title and interest in the Vessel to Buyer or (iii) Sub-Lessee (or any other authorised Person) from delivering the Vessel to Buyer, in each case, as contemplated by this Agreement and the Option Notice;

“Existing Agreements” means each of the Lease and the Sub-Lease.

“Fee” means the fee paid by Customer to Contractor for operating the Vessel under the OSA.

“Hire” means the hire paid by Charterer to Sub-Lessee for hire of the Vessel under the Charter.

“Initial Charter Period” means a period of ten (10) years commencing on the Delivery Date.

“Lease” means the amended and restated lease agreement dated 16 March 2004 made between Owner and Lessee pursuant to which Owner has agreed to lease the Vessel to

Lessee for an initial period of 28 years and otherwise on the terms and conditions contained in the Lease.

“Lease Documents” has the meaning given to such term in the Lease.

“Lease Period” means the period during which the Lessee shall be entitled to the possession and use of the Vessel in accordance with the Lease.

“Lessee Group” means together Lessee Parent and each of its Subsidiaries from time to time.

“Lessor Group” means the group of companies from time to time comprising Lloyds TSB Bank plc and all of its Subsidiaries.

“Lessor’s Encumbrance” means any Encumbrance which arises or is created solely as a result of:

(a)                        any obligation of the Owner or a member of the Lessor Group or any claim against or affecting the Lessor or a member of the Lessor Group (other than (except for the purposes of clauses 3.7(c) and 21 of the Lease) a claim for or obligation in respect of Taxes or a claim or obligation in respect of which the liability to pay the same, or the amount of the same, is then being disputed by the Owner or a member of the Lessor Group in good faith and which will not cause any interference to the use, possession and quiet enjoyment of the Vessel by the Lessee, the Sub-Lessee and/or any Time Charterer during the Lease Period), in each case, that is not related to, or does not arise directly or indirectly as a result of, the transactions contemplated by the Lease or any of the other Transaction Documents including, without limitation, any Encumbrance which arises as a result of the operation of any vessel (other than the Vessel) of which any member of the Lessor Group is the owner or a disponent owner;

(b)                       any Taxes imposed upon the Owner or a member of the Lessor Group which are not required to be indemnified against by the Lessee or by any other person under the Lease or under any of the other Transaction Documents (other than (except for the purposes of clauses 3.7(c) and 21 of the Lease) Taxes in respect of which the liability to pay the same, or the amount of the same, is being disputed by the Owner or a member of the Lessor Group in good faith and which will not cause any interference to the use, possession and quiet enjoyment of the Vessel by the Lessee, the Sub-Lessee and/or any Time Charterer during the Lease Period);

(c)                        any act or omission of the Owner or a member of the Lessor Group (but not of any member of the Lessee Group acting as agent or representative of the Owner or a member of the Lessor Group) that is not related to, or does not arise directly as a result of, the transactions contemplated by the Lease or any of the other Transaction Documents;

(d)                       any act or omission of the Owner or a member of the Lessor Group (but not of any member of the Lessee Group acting as agent or representative of the Owner or a member of the Lessor Group) constituting a breach by the Lessor of its express obligations under the Lease or any of the other Transaction Documents; or

(e)                        any act or omission of the Owner which constitutes the gross negligence or wilful misconduct of the Owner.

“Mandatory Prepayment Event” means any of the events or circumstances described in clause 26.2 of the Lease.

“Notice of Readiness” means the notice provided by Sub-Lessee to Buyer that the Vessel is at the Place of Delivery and available to be taken over by Buyer.

“Option” has the meaning set forth in Clause 2.1.

“Option Date” has the meaning set forth in Clause 4.1.

“Option Notice” means that certain notice that the Option Holder may give to Sub-Lessee and Lessee (with a copy to Owner) to notify Sub-Lessee and Lessee that Option Holder wishes to exercise the Option, delivered in accordance with Clause 4.1 and in the form attached hereto as Schedule II.  For the avoidance of doubt, the Option Notice shall specify the time, date and place of delivery of the Vessel to Buyer under this Agreement.

“Option Period” has the meaning set forth in Clause 2.2.

“Option Price” has the meaning set forth in Clause 3.1.

“OSA” means and the Operation and Services Agreement dated the date hereof between Contractor and Customer in respect of the operation and services to be provided to the Vessel.

“Permitted Encumbrances” means:

(a)                        liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(b)                       liens for salvage;

(c)                        liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel;

(d)                       liens or encumbrances created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Sub-Lessee is actively prosecuting or defending such proceedings or arbitration  in good faith;

(e)                        liens or encumbrances arising by operation of law in respect of taxes which are not overdue for payment,

provided that such liens do not secure amounts more than twenty (20) days’ overdue (unless the overdue amount is being contested in good faith by appropriate steps and, for the payment of which, adequate reserves have been made) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, the Vessel.

“Person” means any individual, firm, corporation, stock company, limited liability company, trust, partnership, association, joint venture or other business.

“Place of Delivery” has the meaning set forth in Clause 4.1(c).

“Protocol of Delivery and Acceptance” means that Protocol of Delivery and Acceptance attached as Schedule IV.

“QEA” means, together, the quiet enjoyment agreements each dated on or about the date of this Agreement between Sub-Lessee, Contractor, Charterer, Customer and Owner, pursuant to which such parties agree to regulate their respective rights in and to the Vessel.

“Relevant Date” has the meaning set forth in Clause 10.1.

“Relevant Event” means any Termination Event or any Mandatory Prepayment Event.

“Relevant Party” means any of the Lessee, the Sub-Lessee, the Lessee Parent, Golar Management (UK) Limited or any other party which is a member of the Lessee Group who is a party to any of the other Transaction Documents.

“Required Amount” means, as at the Completion Date, the minimum amount in United States Dollars for which the Vessel is required to be sold or contracted to be sold on a sale pursuant to the Lease.

“Sales Agent” means, as applicable from time to time, any of the following Persons (a) Lessee to the extent and for such time that such Person is appointed as the sales agent or remarketing agent by any Party in respect of the sale of the Vessel, (b) Owner, to the extent and at such time that such Person is granted (or otherwise has) the right to sell or arrange the sale of the Vessel and (c) any Person replacing any of the Persons named in (a) and (b) above, in each case, as contemplated pursuant to any Applicable Agreement (including without limitation, clause 3 of the Lease).

“Security Rights” means any and all rights or powers of the Owner under the Applicable Agreements, QEA (including, without limitation, the Step-in Rights (as defined in the QEA)) to take actual or constructive possession of the Vessel or to effect a change of management of the Vessel.

“Standstill Period” has the meaning set forth in Clause 10.2.

“Sub-Lease” means the sub-lease agreement dated 8 April 2004 made between Lessee (as “Lessor”) and Sub-Lessee (as “Lessee”) pursuant to which Lessee has agreed to sub-charter the Vessel to Sub-Lessee for an initial period of 10 years and otherwise on the terms and conditions contained in the Sub-Lease.

“Sub-Lessee Group” means Sub-Lessee and all companies who directly own any shares in Lessee or in any such direct or indirect shareholder of the Sub-Lessee up to and including Lessee Parent.

“Sub-Lessee’s Flag State” means the flag state in which the Vessel is registered in the name of Owner.

“Subsidiary” of any person means:

(a)                                  in respect of a person incorporated outside England and Wales means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management whether by contract or otherwise; and

(b)                                 in respect of a person incorporated in England and Wales, a subsidiary within the meaning of section 736 Companies Act 1985.

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges in the nature of a tax including, without limitation, corporation, capital gains, income, gross receipts, franchise, transfer, sales, use, business, occupation, transaction, purchase, value added, excise, personal property, real property, stamp, documentary, national insurance or other taxes at the rate applicable for the time being imposed by any national or local taxing or fiscal authority or any other agency or government, together with interest thereon and penalties in respect thereof.

“Termination Event” means any of the events or circumstances described in clause 26.1 of the Lease whether or not occurring during the Lease Period.

“Third Party” has the meaning set forth in Clause 10.6.

“Time Charterer” means any person which is a party to a Time Charter (as charterer) from time to time.

“Time Charter” means any time or voyage charter from time to time entered into or to be entered into in relation to the Vessel.

“Transaction Documents” has the meaning given to such term in the Lease.

“United States Dollars” or “$” means the lawful currency of the United States of America.

“Vessel” means the vessel more particularly described in Schedule I, including with respect thereto, all spares, bunkers, tools, stores and other equipment including all radio and navigational equipment whether on board or ashore.

1.2                                 Interpretation

(a)                                  Terms used in this Agreement but defined in (or incorporated by reference into) the Lease (as indicated above) are references to such terms as defined (or incorporated by reference into) the Lease as of the date hereof or as otherwise amended after the date hereof with (for the purposes of this Agreement only) the prior written consent of Option Holder.

(b)                                 Unless the context otherwise requires, a reference to the singular shall include a reference to the plural and vice-versa, and a reference to any gender shall include a reference to the other gender.

(c)                                  The Schedules attached hereto shall form part of this Agreement and in the event of any conflict between the body of this Agreement and its Schedules, the body shall prevail.  Unless the context otherwise requires, a reference to the preamble, any clause, schedule or article shall be to the preamble, a Clause, Schedule or Article (forming part of a Schedule) of this Agreement.

(d)                                 The headings of the Clauses and Schedules in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(e)                                  The words ‘include’ or ‘including’ shall be deemed to be followed by ‘without limitation’ or ‘but not limited to’ whether or not they are followed by such words.

(f)                                    Any reference to a ‘day’ shall be construed as a reference to a calendar day and any reference to the calendar shall be construed as reference to the Gregorian calendar.

(g)                                 Any reference in this Agreement to this Agreement, any Applicable Agreement or any other agreement or document shall be a reference to this Agreement, such Applicable Agreement or such other agreement or document as from time to time amended, supplemented or novated to the date hereof.

2.                                       Grant of Option

2.1                                 Lessee hereby grants to Option Holder the right to nominate a Buyer to purchase the Vessel on the terms and conditions set forth herein (the “Option”).

2.2                                The Option may be exercised by Option Holder in the manner set forth in Clause 4.1. at any time during the period commencing on the day immediately following the second (2nd) anniversary of the Delivery Date and ending on the last day of the Initial Charter Period or, if earlier, the date on which the Charter is terminated for any reason (the “Option Period”).

2.3                                 Upon receipt of the Option Notice:

(a)                                  Lessee shall give notice to Owner to terminate the Lease Period in accordance with clause 3.4(a) of the Lease notifying the Owner that the Option has been exercised;

(b)                                 Sales Agent shall use its sales agency or other rights to arrange a sale of the Vessel to Buyer on the terms set out in the applicable Lease Document (unless otherwise expressly provided in this Agreement);

(c)                                  Lessee (or Owner if it has physical possession and operational control of the Vessel) shall deliver the Vessel to Buyer as required pursuant to this Agreement and the Option Notice; and

(d)                                 Buyer shall purchase, assume and take title to the Vessel in accordance with the provisions of this Agreement and the Option Notice (and, as between Buyer and Owner only, with clause 3.7(c)(i) of the Lease).

2.4                                 Owner confirms the appointment contained in the Lease of the Sales Agent to act as its sole and exclusive sales agent for purposes of arranging and transferring all Owner’s right, title and interest in and to the Vessel to Buyer as contemplated pursuant to this Agreement and confirms that such appointment is irrevocable (other than following the termination of the Lease Period on the grounds of the occurrence of a Termination Event).

2.5                                 Upon exercise of the Option, Owner and Buyer shall complete the sale of the Vessel in accordance with the terms of this Agreement and with clause 3.7(c)(i) of the Lease.

3.                                       Option Price

3.1                                 The option price (the “Option Price”) for the Vessel shall be:

(a)                                  where the Completion Date occurs on any of second (2nd) through tenth (10th) anniversaries of the Delivery Date, the amount set forth next to such date in Schedule III; and

(b)                                 for any other date in between the second (2nd) and tenth (10th) anniversaries of the Delivery Date, the amount determined in accordance with the following formula:

*****

Where, at any point in time:

*****

The currency of the Option Price is United States Dollars.

3.2                                 If the Option Price is less than the Required Amount, Lessee shall pay the Delta Amount to Option Holder on or before the Completion Date.

3.3                                 Simultaneously with delivery of the Vessel and the documents referred to in Clauses 8.1 and 8.2 to Buyer in accordance with the provisions of this Agreement and the duly completed and executed Option Notice, Buyer and/or Option Holder shall remit to Owner the Option Price or, if the Option Price is less than the Required Amount, the Required Amount (subject to Clause 3.6), in immediately available funds and free of bank charges, to an account in the name of Owner (to be notified to Buyer by Owner no less than ten (10) days prior to delivery of the Vessel).

3.4                                 Option Holder hereby assigns absolutely to Owner all Option Holder’s right, title and interest (present and future) in and to the Delta Amount on the terms of this Agreement.

3.5                                 In relation to the foregoing assignment:

(a)                                  Option Holder hereby confirms that it has delivered, simultaneously with execution of this Agreement, to Lessee a notice in the form set out in Schedule VII; and

(b)                                 Option Holder covenants to procure that Lessee delivers, upon execution of this Agreement, an acknowledgement of such notice in the form set out in Schedule VIII (which Lessee agrees to do).

3.6                                 Owner hereby confirms and agrees that, upon execution and delivery of the notice of assignment and acknowledgement by Option Holder and Lessee respectively, Option Holder shall have made full and final settlement of its obligation to pay the Delta Amount to Owner, and shall be fully released from any further liability in respect thereof and Clause 3.3 shall apply so that Buyer’s obligation to pay Owner shall be limited to the Required Amount less the Delta Amount.

4.                                       Exercise of Option

4.1                                 The Option shall be exercised by Option Holder delivering to Lessee and Sub-Lessee an Option Notice, which shall be irrevocable when given (the date of such notice, the “Option Date”).  The Option Notice shall:

(a)                                  specify the name of Buyer nominated by Option Holder to purchase the Vessel;

(b)                                 specify a time and date at which the Vessel is to be delivered to Buyer (and such date (and time) shall not be earlier than thirty (30) days or later than ninety (90) days after the Option Date); and

(c)                                  specify a port at which the Vessel is to be delivered to Buyer (which may be any port at which the Vessel can safely enter and remain always afloat) (the “Place of Delivery”).

4.2                                 Each of the Parties (other than Option Holder) hereby agree to exercise all their respective rights pursuant to the Applicable Agreements so as to arrange and effect the sale of the Vessel in accordance with the terms of this Agreement and the Option Notice, without further negotiation or amendment to any of the material terms and conditions of this Agreement.

4.3                                 Notwithstanding the respective Parties’ rights and obligations under this Agreement, Owner hereby agrees that it shall, and shall deliver to the Buyer the documents listed in Clause 8.2 upon payment by Buyer of the Option Price pursuant to Clause 3.3 irrespective of whether or not Lessee has performed its obligations under Clause 3.2; provided, however, that nothing in this Clause 4.3 shall limit or restrict in any way whatsoever Owner’s rights against Lessee or Lessee Parent (as the case may be) for any failure or delay by such Parties in the performance of their respective obligations to Option Holder or Buyer under this Agreement.  Further, Owner hereby acknowledges and agrees that Owner shall have no recourse against Option Holder, Buyer or the Vessel for any failure or delay by such Parties in the performance of their respective obligations to Option Holder or Buyer under this Agreement.

4.4                                 Each of Option Holder, Buyer and Sub-Lessee agree that (a) where the Vessel remains on-Hire at all times under the Charter between the Option Date and the Completion Date, then none of Sub-Lessee, Option Holder or Buyer (as the case may be) shall be responsible for any cost and expense associated with placing the Vessel at the Place of Delivery (such cost and expense being incurred by Charterer) and (b) where the Vessel is “off-Hire” at any time under the Charter between the Option Date and the Completion Date, Lessee shall be responsible for any cost and expense associated with placing the Vessel at the Place of Delivery incurred in any period when the Vessel is “off-Hire”.

5.                                     Inspections

Option Holder or (if different) Buyer shall have the right at Option Holder’s or Buyer’s sole expense to inspect the Vessel, the items belonging to it, the Vessel’s log books, and the Vessel’s Classification records at any time after the Option Date upon ***** written notice.  Sub-Lessee shall cooperate reasonably with Option Holder and Buyer to enable Option Holder or Buyer to exercise such inspection rights.

6.                                       Notices, Time and Place Of Delivery

6.1                                 The Vessel shall be delivered by Sub-Lessee to Buyer at the Place of Delivery.  When the Vessel is at the Place of Delivery and in every respect physically ready for delivery in accordance with this Agreement and the Option Notice, Sub-Lessee shall give Buyer a Notice of Readiness for delivery.

6.2                                 Buyer shall take over the Vessel at the Place of Delivery within ***** receipt by Buyer of a Notice of Readiness from Sub-Lessee (such date the Vessel is taken over by Buyer, the “Completion Date”).

6.3                                 Should the Vessel become an actual, constructive or compromised total loss after the Option Date, but before the delivery of the Vessel by Sub-Lessee to Buyer at the Place of Delivery, this Agreement shall terminate with respect to the Vessel.  In such case, neither Option Holder nor (if different) Buyer shall have any obligation or liability under this Agreement with respect to the Vessel and shall not be required to pay the Option Price to Owner.

6.4                                 Should the Option Price not be paid in accordance with Clause 3.3, each of Owner and Lessee shall have the right to cancel this Agreement and to claim compensation for its losses and for all expenses incurred together with interest.

6.5                                 Should Owner or Lessee fail to be ready to validly complete a legal transfer of and to deliver the Vessel in accordance with this Agreement, Lessee shall make compensation to Buyer for its loss and for all expenses together with interest.

7.                                       Spares and Bunkers

7.1                                 Sub-Lessee shall deliver the Vessel to Buyer together with everything belonging to her, whether on board, on order, or on shore (including spare parts).  Unused stores and provisions on the Vessel shall be included in the sale and be taken over by the Buyer without extra payment.

7.2                                 Sub-Lessee has the right to take ashore crockery, plates, cutlery, linen and other articles bearing Sub-Lessee’s flag or name, provided they replace the same with similar unmarked items.

7.3                                 Buyer shall take over the bunkers and unused lubricating oils in storage tanks and sealed drums remaining on board, at no cost to Buyer.  Option Holder or (if different) Buyer shall have the right at its sole expense, as part of their inspection of the Vessel pursuant to Clause 5, to take samples of bunkers and lubricating oils for analysis.

7.4                                 Notwithstanding anything in this Agreement to the contrary, the sale of the Vessel shall not include any hired, leased or other third-party equipment (including without limitation the personal belongings of the Captain, the Officers and Crew).

8.                                       Documentation

8.1                                 Sub-Lessee shall deliver to Buyer the following documents (each in such form reasonably acceptable to Buyer) upon payment of the Option Price pursuant to Clause 3:

(a)                                  a certificate from Sub-Lessee warranting that the Vessel is free from all encumbrances and maritime liens and other debts and claims whatsoever;

(b)                                 certification issued by the competent authorities of Sub-Lessee’s Flag State dated on the Completion Date stating that the Vessel is registered in the name of Owner and is free from registered encumbrances;

(c)                                  a current certificate of ownership issued by the competent authorities of Sub-Lessee’s Flag State;

(d)                                 a certificate of attorney-in-fact of the Sub-Lessee, which certifies (i) copies of the incorporation documents of the Lessee and the resolutions of an officer of the Sub-Lessee having necessary authority approving the execution, delivery and performance of this Agreement and (ii) the names, signatures and authorisation of the persons executing and delivering the delivery documents for Lessee;

(e)                                  if applicable, certificates of deletion of the Vessel or other official evidence of deletion appropriate to Sub-Lessee’s Flag State at the time of delivery, or, in the event that Sub-Lessee’s Flag State does not, as a matter of practice, issue such documentation immediately, a written undertaking by Sub-Lessee to effect deletion from the ships registry in Sub-Lessee’s Flag State forthwith and to furnish a certificate or other official evidence of deletion to Buyer promptly and at the latest within four (4) weeks after delivery of the Vessel pursuant to Clause 6;

(f)                                    classification certificate(s) as well as all plans and related documentation that are on board the Vessel;

(g)                                 other certificates and other technical documentation that are on board the Vessel, unless Sub-Lessee or Owner is required to retain the same, in which case Buyer shall have the right to take copies;

(h)                                 equipment lists and spare parts lists for the Vessel;

(i)                                     copies of the Vessel’s log books;

(j)                                     any additional documents as may be reasonably required by Buyer or the competent authorities for the purpose of transferring title to the Vessel as contemplated by this Agreement or registering the Vessel; and

(k)                                  bills of lading for all cargo on board the Vessel.

8.2                                 Owner shall deliver to Buyer the following documents (each in such form reasonably acceptable to Buyer) upon payment of the Option Price pursuant to Clause 3:

(a)                                  legal bill of sale of the Vessel executed by Owner in favour of Buyer duly notarially attested (both as to signature and authorisation) and legalised in Sub-Lessee’s Flag State warranting that the Vessel is free from all Lessor’s Encumbrances provided that, where a bill of sale has to be in a prescribed form for registration purposes so that the title warranty cannot be changed, the Parties agree that the more limited warranty in this Clause 8.2(a) shall prevail;

(b)                                 a certificate of attorney-in-fact of Owner which certifies (i) copies of the incorporation documents of Owner and the resolutions of an officer of Owner having necessary authority approving the execution, delivery and performance of this Agreement and (ii) the names, signatures and authorisation of the persons executing and delivering the bill of sale and other delivery documents for Owner; and

(c)                                  any additional documents within Owner’s power so to delivery as may be reasonably required by Buyer or the competent authorities for the purpose of transferring legal title to the Vessel as contemplated by this Agreement or registering the Vessel.

8.3                                 At the time of delivery of the Vessel, Buyer, Owner and Sub-Lessee shall sign and deliver to each other Protocols of Delivery and Acceptance confirming the date and time of delivery of the Vessel from Sub-Lessee and Owner to Buyer.

8.4                                 At any time up to one hundred and twenty (120) days after delivery to Buyer of all of the documentation specified in Clause 8.1, Buyer may submit to Sub-Lessee any questions it may reasonably have regarding the Vessel (an “Additional Request”).  If Buyer delivers an Additional Request to Sub-Lessee within such period, Sub-Lessee shall respond to such requests as promptly as practicable thereafter.

9.                                       Other Obligations

9.1                                During the Option Period, each of the Parties (other than the Option Holder) respectively agrees that it shall not:

(a)                                  other than (i) as contemplated by this Agreement, (ii) unless required to do so by applicable law or (iii) as permitted pursuant to the QEA and in compliance with the requirement of Clause 10.5, transfer, assign, sell or convey any title or interest in or to the Vessel; or

(b)                                 create, or permit to be created:

(i)                                     in relation to the Owner, any Lessor’s Encumbrance on the Vessel; and

(ii)                                  in relation to the Lessee, any Encumbrance on the Vessel other than Permitted Encumbrances; or

(c)                                  agree to any amendment to any Applicable Agreement that could prohibit or otherwise prevent (i) Option Holder (or Buyer) from exercising its rights under this Agreement or (ii) Owner from transferring all its right, title and interest in the Vessel to Buyer or (iii) Sales Agent from arranging and directing the sale of the Vessel by Owner to Buyer or (iv) Sub-Lessee (or any other authorised Person) from delivering the Vessel to Buyer, in each case, as contemplated by this Agreement and the Option Notice

9.2                                 The Vessel shall be delivered by Sub-Lessee to Buyer free of all Encumbrances other than Permitted Encumbrances.  Each of the Parties (other than Option Holder) hereby respectively agrees to indemnify, defend, and hold harmless Option Holder and Buyer from and against any and all Damages arising from the existence of any Encumbrances (however, in relation to Owner, only in respect of Lessor’s Encumbrances) (other than Permitted Encumbrances) created by such respective Party and existing at the time of Delivery.

10.                                 Standstill Obligations

10.1                           Each of the Parties (other than Option Holder) respectively undertakes that it shall (promptly upon becoming aware of the same) notify Option Holder in writing of the occurrence of any Enforcement Event, providing reasonable detail in such notice as to the circumstances surrounding such event (the “Enforcement Event Notice”), together with any such other information relating thereto as Option Holder may reasonably require.  The date such Enforcement Event Notice is provided to Option Holder is the “Relevant Date”.

10.2                           Owner undertakes that, for the period commencing on the occurrence of any Enforcement Event and ending ***** days after the Relevant Date (such period, the “Standstill Period”), it shall not exercise any Enforcement Rights (other than in connection with any proceedings required to protect the rights of Owner under the Applicable Agreements in respect of the Vessel where third parties have commenced proceedings against the Vessel or the Sub-Lessee);

provided that, if the Enforcement Event relates to a payment default by Lessee under the Lease, all Hire and Fees due and payable under the Charter Documents during the Standstill Period are paid to such account as may be directed from time to time by Owner, and provided further, however, that such undertaking shall not apply where:

(a)           there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document; or

(b)                                 Option Holder confirms in writing that it does not intend to exercise its rights to purchase the Vessel pursuant to this Agreement at any time during the Standstill Period; or

(c)                                  the Vessel has become an actual, agreed, arranged or constructive total loss.

10.3                           Each of the Parties (other than Option Holder) hereby respectively acknowledges and agrees that Option Holder shall be permitted to exercise the Purchase Option at any time during the Option Period, including without limitation, at any time when a Standstill Period is in effect.

10.4                           Upon exercise by Option Holder of the Option:

(a)                                  Option Holder undertakes to promptly provide a copy of the Option Notice to each of the other Parties, and to provide any further information relating to the purchase of the Vessel pursuant to this Agreement as such Parties may reasonably require;

(b)                                 Owner undertakes (promptly, upon written request therefor) to provide to Lessee and Option Holder written confirmation of the Required Amount (if applicable);

(c)                                  Owner undertakes to cooperate with Option Holder and to do all such things as Option Holder may reasonably request to give effect to this Agreement and to complete the sale and transfer of the Vessel from Owner to Buyer as contemplated by this Agreement and the Option Notice; and

(d)                                 each of the Parties (other than Option Holder) respectively agrees that it shall not be permitted to exercise any Enforcement Right for a period of ninety five (95) days after the Option Date (other than in connection with any proceedings required to protect the rights of Owner under the Applicable Agreements in respect of the Vessel where third parties have commenced proceedings against the Vessel or the Sub-Lessee);

provided that, if the Enforcement Event relates to a payment default by Lessee under the Lease, all Hire and Fees due and payable under the Charter Documents during such period are paid to such account as may be directed from time to time by Owner, and provided, however, that such undertaking shall not apply where:

(i)                                     there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document; or

(ii)                                  the Vessel has become an actual, agreed, arranged or constructive total loss.

10.5                          Owner acknowledges and agrees that the exercise by it of any Security Right is conditional on the applicable transferee, novatee or assignee (a “Third Party”) first agreeing, in terms acceptable to Option Holder, to acknowledge and be bound by the terms of this Agreement provided, however, that such undertaking shall not apply where there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document or if the Vessel shall be disposed of as a consequence of third parties having commenced proceedings against the Vessel or the Sub-Lessee.

10.6                           Upon any Security Rights becoming exercisable by Owner, it shall provide ***** (or such lesser period as may be permitted under the QEA) prior written notice to Option Holder of its intention to exercise such rights provided, however, that such undertaking shall not apply where there has occurred and is continuing an Event of Charterer’s Default, as defined in the Charter, or an Event of Customer’s Default, as defined in the OSA, subject to any cure and notice periods as provided in the respective Charter Document.

Such notice shall contain reasonable detail of the action Owner proposes to take, including (if applicable) the identity of any Third Party to whom the ownership and/or management of the Vessel is to be transferred.

10.7                           If Owner takes any proceedings required to protect its rights under the Applicable Agreements in respect of the Vessel where third parties have commenced proceedings against the Vessel or the Sub-Lessee, as permitted by Clauses 10.2 and 10.4, it shall notify Option Holder in writing of such proceedings as soon as possible after making its decision to take such proceedings.

11.                                 Representations and Warranties

11.1                           As at the date hereof, each of Sub-Lessee, Lessee and Lessee Parent represent and warrant to Option Holder that:

(a)                                  it is a company duly incorporated and validly existing and in good standing under the laws of England and Wales, the Republic of the Marshall Islands or Bermuda, as the case may be, and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(b)                                 this Agreement constitutes legal, valid and binding obligations applicable to it and the obligations are in full force and effect in accordance with their terms, and the delivery and performance by Sub-Lessee, Lessee and Lessee Parent of this Agreement will not contravene any applicable law or regulation or any order of any competent governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over Sub-Lessee, Lessee or Lessee Parent, as the case may be;

(c)                                  it has not taken nor to its knowledge has it omitted to take any actions which would adversely affect the enforceability of this Agreement against it or the rights of Option Holder or Buyer under the terms of this Agreement;

(d)                                 this Agreement, its execution and delivery, will not conflict with or result in any breach of any terms of, or constitute a default under, any agreement or other instrument to which Sub-Lessee, Lessee or Lessee Parent is a party or its property is bound;

(e)                                  the execution, delivery and performance by Sub-Lessee, Lessee or Lessee Parent of this Agreement do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect;

(f)                                    no Relevant Event has occurred and is continuing;

(g)                                 the representations and warranties given by Lessee under the Lease were true and correct as to the facts and circumstances existing when given;

(h)                                 each of the agreements provided to Option Holder (as listed in Schedule V) by Lessee are true and correct copies of such agreements, and that none of such agreements have been amended, modified, supplemented or terminated to the date hereof, and that there are no other agreements to which Lessee, Lessee Parent or any other Relevant Party is a party that could prohibit or otherwise prevent (i) Option Holder (or Buyer) from exercising its rights under this Agreement or (ii) Owner from transferring all its right, title and interest in the Vessel to Buyer or (iii) Sales Agent from arranging and directing the sale of the Vessel by Owner to Buyer, in each case, as contemplated by this Agreement and the Option Notice or (iv) Lessee (or any other authorised Person) from delivering the Vessel to Buyer, in each case, as contemplated by this Agreement and the Option Notice; and

(i)                                     the organisational chart of the Sub-Lessee Group provided to Option Holder by Sub-Lessee (as set forth in Schedule VI) on or prior to the date hereof is true and correct as at the date hereof.

11.2                           As at the date hereof, Owner represents and warrants to Option Holder that:

(a)                                  it is a company duly incorporated and validly existing and in good standing under the laws of England and Wales and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same; and

(b)                                 (assuming Lessee is not in breach of clauses 11.2(a) or 14.1 of the Lease) Owner is the legal registered owner of the Vessel.

11.3                           As at the date of delivery of the Vessel to Buyer, Sub-Lessee and Lessee Parent each represent and warrant that the Vessel, at the time of delivery, is free from all encumbrances, liens, mortgages, third party charters and any other debts whatsoever other than Permitted Encumbrances.

11.4                          As of the date hereof, Option Holder represents and warrants to the other Parties that it is a corporation duly incorporated and validly existing and in good standing under the laws of the country of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same.

12.                                 Condition on Delivery

12.1                           The Vessel with everything belonging to it shall be at Sub-Lessee’s risk and expense until it is delivered to Buyer pursuant to Clause 6, but subject to the terms and conditions of this Agreement it shall be delivered and taken over as it was at the time of the most recent inspection pursuant to Clause 5, or the Charterer’s inspection prior to the signing of this Agreement, fair wear and tear excepted.

12.2                           However, Lessee shall ensure that the Vessel shall be delivered with its Class maintained without condition/recommendation (excluding any notes in the surveyor’s report which are accepted by the Classification Society), free of average damage affecting the Vessel’s Class, and with its classification certificates and national certificates, as well as all other certificates the Vessel had at the time of the Charterer’s last inspection, valid for at least six (6) months after the Option Date, and unextended without condition/recommendation (excluding any notes in the surveyor’s report which are accepted by the Classification Society) by Class or the relevant authorities at the time of delivery of the Vessel pursuant to Clause 6.

12.3                           Any work or repair ordered by Sub-Lessee prior to delivery pursuant to Clause 6, even if performed after delivery, shall be for Sub-Lessee’s account.

12.4                           At the time of delivery, Sub-Lessee shall demonstrate to Buyer’s representatives that the Vessel is delivered with main engine, auxiliary engines, machinery and all other equipment in good working order and also Sub-Lessee shall assist Buyer’s representatives to ensure a smooth delivery of the Vessel.

13.                                 Name/Markings

Buyer shall, as soon as possible following delivery pursuant to Clause 6, remove all marking from the Vessel referring to Sub-Lessee or its Affiliates, including Sub-Lessee’s and its Affiliates’ logos.

14.                                 Buyer’s Representatives

During the period commencing on the Option Date and ending on the date the Vessel is sold to Buyer, Buyer shall have the right at any time to place two (2) representatives on board the Vessel at Buyer’s sole risk and expense.  Such representatives shall be on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  In addition, such representatives of Buyer shall sign a letter of indemnity and release in a form reasonably acceptable to Sub-Lessee and Buyer prior to their embarkation, and shall comply with all of Sub-Lessee’s and Sub-Lessee’s Affiliates’ safety, health and other rules and requirements.  Subject to the foregoing, such representatives shall have access to all areas of the Vessel.

15.           Lessee Parent Guarantee

15.1                           The Lessee Parent irrevocably and unconditionally:

(a)                                  as principal obligor guarantees to Option Holder and Buyer, the prompt performance by Sub-Lessee of all its obligations under this Agreement;

(b)                                 undertakes with Option Holder and Buyer that whenever Sub-Lessee does not perform its obligations (including payment obligations) when due under or in connection with this Agreement, the Lessee Parent shall forthwith on demand by the Option Holder or Buyer (as the case may be) perform such obligations (including, if applicable, the payment of any monies) instead of Lessee as the principal obligor; and

(c)                                  indemnify each of Option Holder and Buyer on demand against any loss or liability suffered by any of them if any obligation guaranteed by Lessee Parent is or becomes unenforceable, invalid or illegal.

15.2                           This guarantee is a continuing guarantee and will extend to the ultimate performance of all obligations (or payment of all sums payable) by Sub-Lessee under this Agreement, regardless of any intermediate discharge (or payment) of such obligations in whole or in part.

15.3

(a)                                  Where any discharge (whether in respect of the obligations of Sub-Lessee or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Lessee Parent under this Clause 15 shall continue as if the discharge or arrangement had not occurred.

(b)                                 Each of Option Holder and Buyer may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4                           The obligations of the Lessee Parent under this Clause 15 shall not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or Option Holder or Buyer):

(a)                                  any time or waiver granted to, or composition with, any Person;

(b)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Sub-Lessee or any other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)                                  any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of Sub-Lessee or any other Person;

(d)                                 any variation (however fundamental) or replacement of this Agreement or any other agreement, document or security so that references to this Agreement in this Clause 15 shall include each variation or replacement;

(e)                                  any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other agreement, document or security, with the intent that the Lessee Parent’s obligations under this Clause 15 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)                                    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of Sub-Lessee under this Agreement resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Lessee Parent’s obligations under this Clause 15 be construed as if there were no such circumstance.

15.5                           Immediate recourse

The Lessee Parent waives any right it may have of first requiring any of Option Holder or Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Lessee Parent under this Clause 15.

16.                                 Relationship of Parties

16.1                           The Parties acknowledge and agree that this Agreement shall control the rights and obligations of the Parties to each other under the Applicable Agreements (and any other agreements entered into between one or more of the Parties after the date hereof) in relation to the transfer of title to the Vessel from Owner to Buyer as contemplated by this Agreement and the Option Notice, and that in the event of any conflict or inconsistency between any Applicable Agreement (and any such future agreement between the Parties) and this Agreement, the provisions of this Agreement shall control and override any provision to the contrary in any such other agreements.

17.                                 Notices

17.1                           Any notice given, or required to be given, by any Party to the other Party hereunder, shall be sent by telex, fax, registered mail, e-mail or registered airmail to the following addresses or to such other addresses as the Parties may respectively from time to time designate by notice in writing:

Option Holder:	Braspetro Oil Services	Sub-Lessee:	Golar Winter UK Limited
Company - Brasoil
		Address:	30 Marsh Wall
Address:	Av. República do Chile		London E14 9TP
65 - 22nd Floor - Room 2202-B
	Rio de Janeiro - RJ - Brazil	Fax:	(44) 207 517 8601
20031-912
		Attention:	Managing Director
Fax:	(55) 21 3224 2218

Attention:	Marcos Antonio Zacarias

Owner:	Lloyds TSB Maritime	Lessee:	Golar LNG 2220 Corporation
Leasing (No. 13) Limited
		Address:	c/o Golar Management
Address:	10 Gresham Street		(UK) Limited
	London EC2V 7AE		30 Marsh Wall
London E14 9TP
Fax:	(44) 207 158 3271
		Fax:	(44) 207 517 8601
Attention:	Head of Asset Management
		Attention:	Managing Director

Lessee Parent:	Golar LNG Limited		Buyer:

Address:	c/o Golar Management		Such contact details as Option Holder
	(UK) Limited		shall provide to the other Parties, which
	30 Marsh Wall		shall take affect 5 days after such notice
	London E14 9TP		and, thereafter, as may be advised by
Buyer from time to time as Buyer may
Fax:	(44) 207 517 8601		designate in writing.

Attention:	Managing Director

17.2                           Any notice required to be given pursuant to this Agreement shall be deemed to be duly received only:

(a)                                  In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day; and

(b)                                 In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

17.3                          Unless otherwise expressly provided in this Agreement, all notices, approvals and any other communications required to be given by any Party under or in connection with this Agreement shall be in writing and in the English language.

18.                                 Governing Law

18.1                           This Agreement shall be governed by the laws of England and Wales.

18.2                           Arbitration

(a)                                  Any dispute, controversy or claim arising out of or in connection with this Agreement (a “Dispute”) shall be finally and (except as expressly provided otherwise in this Clause 18.2) exclusively determined by referral to arbitration in London, England in accordance with the rules of the London Maritime

Arbitrators Association (the “LMAA Rules”), as amended, by a panel of three (3) arbitrators who shall be familiar with the maritime industry, fluent in English, familiar with the general principles of English law, and experienced in arbitrations conducted under the LMAA Rules.  Notwithstanding the above provisions, any Party may seek interlocutory relief in equity, if appropriate.  Each Party shall appoint one arbitrator, and the two so appointed shall thereafter appoint the third arbitrator.  Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(b)                                 In cases where neither the claim nor any counterclaim exceeds the sum of ***** (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(c)                                  The language of the arbitration shall be English.

(d)                                 The arbitrators are not authorised to make any decision or award ex aequo et bono but shall apply the governing law chosen by the Parties.  The arbitral panel shall issue its reasoned award in writing, and is authorised to award costs and attorneys’ fees to the prevailing Party as part of its award.

(e)                                  Any award shall be binding and enforceable against the Parties in any court of competent jurisdiction, and the Parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds set forth in Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(f)                                    Notwithstanding the foregoing agreement to arbitrate, the Parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration, and in seeking such relief shall not waive the right of arbitration.

(g)                                 The Parties shall continue to perform this Agreement during arbitration proceedings.

18.3                           Notwithstanding that Buyer is not a party to this Agreement, the Parties agree that Buyer (if different from Option Holder) shall (to the full extent permitted by the Contracts (Rights of Third Parties) Act 1999) have the right to enforce the terms and conditions or enjoy the benefit of any term of this Agreement and the Option Notice to the same extent as if it were a party hereto, but that in all other respects any person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999.

19.                                 Confidentiality

The Parties agree to keep Confidential Information strictly confidential, except in the following cases when the Receiving Party shall be permitted to disclose such information:

(a)                                  It is already known to the public or becomes available to the public other than through the act or omission of the Receiving Party; or

(b)                                 It is required to be disclosed under law or pursuant to the rules of any stock exchange on which the shares or other securities of the Lessor or the Swap Bank or any related company are listed or to any governmental or regulatory bodies (provided that the receiving Party shall give notice of such required disclosure to the Disclosing Party prior to the disclosure); or

(c)                                  In filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings; or

(d)                                 To any of the following persons to the extent necessary for the proper performance of their duties or functions:

(i)                                     an Affiliate of the Receiving Party;

(ii)                                  employees, officers, directors and agents of the Receiving Party;

(iii)                               professional consultants and advisors including insurers, underwriters and brokers retained by the Receiving Party; and

(iv)                              financial institutions advising on, providing or considering the provision of financing to the Receiving Party or any Affiliate thereof,

provided that the Receiving Party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorized party or persons.

The provisions of this paragraph shall survive for a period of two (2) years after the termination or expiry of the Charter Documents.

20.                                 Miscellaneous

20.1                           This Agreement constitutes the entire agreement between the Parties bound hereby and supersedes and replaces all other written or oral negotiations, representations, warranties, agreements and undertakings made or entered into by or between the Parties with respect to the subject matter herein prior to the date hereof.

20.2                           If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.3                           No failure or delay by any Party in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.4                           This Agreement may only be amended by written instrument signed by all Parties.

20.5                           This Agreement may be executed in counterpart, and this has the same effect as if the signatures on each counterpart were on a single copy hereof.

20.6                           Option Holder may assign, novate or transfer any of its rights or obligations under this agreement to any 100% owned subsidiary of Petróleo Brasiliero S.A. without the consent of any other Party. Option Holder hereby further agrees to provide prior written notice of (a) any assignment of its rights under this Agreement or (b) its intention to novate or transfer its rights or obligations under this Agreement, in each case, to the other Parties.  Where Option Holder decides to assign, novate or transfer the Option, Option Holder agrees to indemnify each of the other Parties against their reasonable costs incurred in relation to the entering into of any novation agreement or other documentation required in relation to such assignment, novation or transfer, upon production of an invoice (such invoice to include a reasonable description of the work performed).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as a deed on the date first above written.

	Executed as a Deed by Golar LNG 2220 Corporation			Executed as a Deed by Golar Winter UK Ltd

By:	/s/ Gary Smith		By:	/s/ Gary Smith

	Name: Gary Smith			Name: Gary Smith
	Title: Attorney-in-Fact			Title: Director
	Date: 4 September 2007			Date: 4 September 2007
	Witnessed by:			Witnessed by:

	/s/ J. White /s/ P. Cygan			/s/ J. White /s/ P. Cygan

	Name: J. White /s/ P. Cygan			Name: J. White /s/ P. Cygan
	Title: Solicitors, Baker Botts			Title: Solicitors, Baker Botts
	Date: 4 September 2007			Date: 4 September 2007

Executed as a Deed by
Lloyds TSB Maritime Leasing (No. 13) Limited

By:	/s/ Robert Harrison

Name: Robert Harrison
Title: Attorney-in-Fact
Date: 4 September 2007
Witnessed by:

/s/ J. White /s/ P. Cygan

Name: J. White /s/ P. Cygan
Title: Solicitors, Baker Botts
Date: 4 September 2007

	EXECUTED and DELIVERED	)
	as a DEED	)
	by its duly authorised attorney-in-fact	)
	for and on behalf of	)
	Golar LNG Limited	)
	in the presence of:	)		/s/ Gary Smith
Attorney-in-fact

Witness:	/s/ J. White /s/ P. Cygan

Name: J. White /s/ P. Cygan

Address:	Baker Botts
41 Lothbury London, EC2R7HF
Occupation: Solicitors

EXECUTED and DELIVERED		)
as a DEED		)
by its duly authorised attorney-in-fact		)
for and on behalf of		)
Braspetro Oil Services Company - Brasoil		)
in the presence of:		)	/s/ Antonio Eduardo Monteiro de Castro
Attorney-in-fact

Witness:	/s/ Renato J.G. de Nazareth

Name: Renato J.G. de Nazareth

Address: Av Alm Barroso 81

Occupation: Engineer

Witness:	/s/ C. Covis Garzia

Name: C. Covis Garzia

Address: Av Alm Barroso 81

Occupation: Engineer

SCHEDULE I
DESCRIPTION OF VESSEL

Name(s):        GOLAR WINTER

Classification Society/Class:	Det Norske Veritas
•1A1 Tanker for Liquefied Gas EO W1-OC
ICS LCS (DIS)
PLUS-2 CLEAN
NAUTICUS (Newbuilding)

Built:	2004

By:	Daewoo Shipbuilding Marine Engineering, Korea

Flag:	British

Call sign: VQUP8

Grt/Nrt: 93899/28170

IMO Number: 9256614

SCHEDULE II
FORM OF OPTION NOTICE

[Date]

Golar Winter UK Ltd.

30 Marsh Wall

London E14 9TP

United Kingdom

and

Golar LNG 2220 Corporation

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands   MH 960960

cc:	Owner

	Re:	Option Notice for m.v. “GOLAR WINTER”

Dear Sir or Madam:

We hereby notify you that Option Holder hereby exercises the Option pursuant to the Option Agreement dated [•] 2007, to purchase, assume and take title to the Vessel, as more fully described in the Option Agreement.  [NAME] has been nominated as Buyer by Option Holder to consummate the sale of the Vessel.

Lessee is hereby instructed to (i) procure that the Owner delivers the Vessel to Buyer at [PLACE] no later than [TIME and DATE] and (ii) notify Buyer within five (5) days of the account in Owner’s name into which the Option Price is to be deposited.  If Lessee fails to provide such account details, the Option Price shall be paid into the following account:

Name: [                                   ]

Account:[                                ]

Bank: [                                    ]

When written notices are required to be given by Lessee to Buyer, such notices shall be sent by Lessee to the following address, with copies to Option Holder using the addresses set forth in the Option Agreement:

All capitalised terms used herein shall have the meaning ascribed thereto in the Option Agreement.  This Option Notice shall be subject to the provisions of the Option Agreement, including without limitation Clauses 18 and 19.

Sincerely,

Braspetro Oil Services Company - Brasoil

SCHEDULE III
OPTION PRICE

Option Price on the following anniversary of Delivery Date	Amount (US$)
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****

SCHEDULE IV
PROTOCOL OF DELIVERY AND ACCEPTANCE

MV “GOLAR WINTER”

Dated: [                             ]

Vessel: UK registered mv “Golar Winter” (the “Vessel”).

Built: 2004 by Daewoo Shipbuilding & Marine Engineering Co. Ltd, Okpo, South Korea

IMO Number: 9256614

Handover of the Vessel from Lloyds TSB Maritime Leasing (No. 13) Limited (the “Seller”) to [insert Buyer’s name] of [insert location] (the “Buyer”).

This protocol hereby certifies that at [insert place] on [insert date] at [insert time] the title to the above Vessel was transferred by the Seller to the Buyer in accordance with the terms and conditions of an Option Agreement entered into between, among others, the Seller and Braspetro Oil Services Company — Brasoil as option holder, dated [insert date].

The Vessel with everything belonging to her on board and on shore is from the above date and time entirely at the risk and expense of the Buyer, who has accepted the Vessel in accordance with the terms of the Option Agreement.

For and on behalf of
Lloyds TSB Maritime Leasing (No. 13) Limited

[insert name]
[Director/Company Secretary]

For and on behalf of
[insert Buyer]

[insert name]
[Director/Company Secretary]

SCHEDULE V
TRANSACTION DOCUMENTS

	Document	Parties	Date
1.	Amended and Restated Lease Agreement	(1) Lloyds TSB Maritime Leasing (No.13) Limited (2) Golar LNG 2220 Corporation	16 March 2004
2.	Sub-Lease Agreement	(1) Golar LNG 2220 Corporation (2) Golar Winter UK Ltd.	8 April 2004

SCHEDULE VI
SUB-LESSEE GROUP

SCHEDULE VII
NOTICE OF ASSIGNMENT

To:	Golar Winter UK Ltd
30 Marsh Wall
London
E14 9TP

Date: [•] 2007

Dear Sirs

Option Agreement dated [•] 2007 (the “Option Agreement”)

We refer to the Option Agreement.  Words and expressions defined in the Option Agreement have the same meanings when used in this Notice.

We hereby give you notice that pursuant to Clause 3.4 of the Option Agreement we have assigned absolutely to the Owner all our right, title and interest (present and future) in and to the Delta Amount.

Please note the following:

1                                           We irrevocably and unconditionally authorise and instruct you to pay the full amount of any sums forming part of the Delta Amount to the Owner’s account notified pursuant to Clause 3.3 of the Option Agreement.

2                                           Every right, power, option and discretion and the right to grant any consent, approval, waiver or confirmation vested in ourselves under the Option Agreement and relating to the Delta Amount shall be exercisable only by the Owner to the exclusion of all other parties.

3                                           The authority and instructions contained in this letter cannot be revoked or varied by us without the written consent of the Owner.

Please sign and return the enclosed acknowledgement of this Notice of Assignment to the Owner.

This Notice of Assignment is governed by English Law.

Yours faithfully,

For and on behalf of
BRASPETRO OIL SERVICES COMPANY - BRASOIL

SCHEDULE VIII
ACKNOWLEDGMENT

From :	Golar Winter UK Ltd
30 Marsh Wall
London
E14 9TP

To:	Lloyds TSB Maritime Leasing (No. 13) Limited

cc:	Braspetro Oil Services Company - Brasoil

Date: [•] 2007

Dear Sirs

Option Agreement dated [•] 2007

We refer to a letter of even date herewith (the “Notice of Assignment”) from [Option Holder] to us notifying us of the assignment of the Delta Amount therein specified (the “Assignment”).

We confirm that:

1                                          we consent to the Assignment and we note the terms of the Notice of Assignment;

2                                           we are not aware of any other assignment of, or other Encumbrance (as defined in the Option Agreement) in respect of, the Delta Amount; and

3                                           we shall remain obliged (in accordance with the terms of the Option Agreement) to make payment of any sums forming part of the Delta Amount.

This letter is governed by English law.

Yours faithfully,

For and on behalf of
Golar Winter UK Ltd